Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

NUVASIVE, INC.

AND

RSB SPINE LLC

JUNE 3, 2005

Table of Contents

ARTICLE 1 DEFINITIONS
1.1	Definitions
ARTICLE 2 PURCHASE AND SALE
2.1	Purchase and Sale
2.2	Assets Not to be Transferred
2.3	Liabilities and Obligations
2.4	Purchase Price
2.5	Purchase Price Adjustments
2.6	Transfer Taxes
ARTICLE 3 CLOSING
3.1	The Closing
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Organization of Seller
4.2	Authorization
4.3	Taxes
4.4	Condition and Sufficiency of Assets
4.5	Governmental Permits
4.6	Title to Purchased Assets
4.7	Intellectual Property
4.8	Accounts Receivable and Inventory
4.9	Contracts
4.10	No Violation, Litigation or Regulatory Action
4.11	No Finder
4.12	Customers and Suppliers
4.13	Seller Financial Statements
4.14	No Changes
4.15	Insurance
4.16	FDA Matters
4.17	Products; Product Liability
4.18	Investment Representations

i

4.19	Capital Expenditures
4.20	Disclosure
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization of Buyer
5.2	Authorization
5.3	Non-Contravention; Consents
5.4	Validity of Shares
5.5	No Finder
5.6	Disclosure
ARTICLE 6 ACTIONS PRIOR TO THE CLOSING DATE
6.1	Investigation of the SmartPlate Operations by Buyer
6.2	Preserve Accuracy of Representations and Warranties
6.3	Third Parties; Governmental Approvals
6.4	Notice of Certain Matters
6.5	Conduct of SmartPlate Operations
6.6	No Solicitation
ARTICLE 7 ADDITIONAL AGREEMENTS
7.1	Taxes
7.2	Noncompetition Agreement
7.3	Buyer’s Option
7.4	Use of Name
7.5	Restrictions on Securities
7.6	Employee Confidentiality Agreements
7.7	Transition Services
7.8	Insurance
7.9	Earnout Adjustments
ARTICLE 8 INDEMNIFICATION
8.1	Grant of Indemnity
8.2	Representation, Cooperation and Settlement
8.3	Survival of Representations and Warranties
8.4	Indemnity Caps
8.5	Thresholds
8.6	Sole Remedy

ii

ARTICLE 9 GENERAL PROVISIONS
9.1	No Waiver
9.2	Confidentiality
9.3	No Public Announcements
9.4	Notices
9.5	Successors and Assigns
9.6	Access to Records after Closing Date
9.7	Entire Agreement; Amendments
9.8	Interpretation
9.9	Waivers
9.10	Expenses
9.11	Partial Invalidity
9.12	Execution in Counterparts
9.13	Further Assurances
9.14	Governing Law
9.15	Dispute Resolution
9.16	Effect of Due Diligence
9.17	No Third-Party Beneficiaries
9.18	Attorneys’ Fees

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement” ), dated as of June 3, 2005, is entered into by and between NuVasive, Inc., a Delaware corporation (“Buyer”) and RSB Spine LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns certain assets in connection with the ownership, design, development, manufacture, marketing and commercial exploitation by Seller of cervical plate systems under the name “SmartPlate™” (the “SmartPlate Operations” ); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to buy, all of Seller’s right, title and interest in and to substantially all of the assets used in or necessary for the operation of the SmartPlate Operations;

NOW, THEREFORE, in consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounts Receivable” has the meaning specified in Section 4.8(a) hereof.

“Acquisition Price” has the meaning specified in Section 7.9(a) hereof.

“Additional Agreements” means all agreements (including exhibits), instruments and documents being or to be executed and delivered under this Agreement or in connection herewith, including, but not limited to the following: (i) the Assignment and Assumption Agreement; (ii) the Assignment of Patents; (iii) the Assignment of Copyrights; (iv) the Assignment of Trademarks; (v) the Bill of Sale; and (vi) the Transition Services Agreement, each in the form attached as an exhibit hereto.

“Additional Earnout Amount” has the meaning specified in Section 7.9(a) hereof.

“Adjustment Period” has the meaning specified in Section 7.9(a) hereof.

“Adjustment Price” has the meaning specified in Section 7.9(a) hereof.

“Affiliate” means, as to any Person, any other Person which is controlling, controlled by or under common control with such Person.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit A.

“Assignment of Copyrights” means that certain Assignment of Copyrights dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit B.

“Assignment of Patents” means that certain Assignment of Patents dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit C.

“Assignment of Trademarks” means that certain Assignment of Trademarks dated as of the Closing Date, by and between Buyer and Seller, in substantially the form attached hereto as Exhibit D.

“Assumed Liabilities” has the meaning specified in Section 2.3(a) hereof.

“Balance Sheet” has the meaning specified in Section 4.14 hereof.

“Bill of Sale” means that certain Bill of Sale dated as of the Closing Date, by and between Buyer and Seller, relating to the sale of certain of the Purchased Assets, in substantially the form attached hereto as Exhibit E.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Affiliates” has the meaning specified in Section 8.1(a) hereof.

“Buyer’s Damages” has the meaning specified in Section 8.1(a) hereof.

“Buyer’s Option” has the meaning specified in Section 7.3(a) hereof.

“Cash Consideration” has the meaning specified in Section 2.4(a)(i) hereof.

“Claims and Losses” has the meaning specified in Section 8.1(a) hereof.

“Closing” has the meaning specified in Section 3.1 hereof.

“Closing Date” has the meaning specified in Section 3.1 hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of Buyer, $0.001 par value per share.

“Competitive Activity” means directly or indirectly (or having any material interest in) (i) engaging in any activity that is the same as, or the development of cervical plates that are directly competitive with the SmartPlate Operations; (ii) engaging in the development or distribution of any product that is the same as, or the development of cervical plates that are directly competitive with any of the SmartPlate Products developed by Buyer during the Noncompetition Period; or (iii) diverting or attempting to divert from Buyer or any Affiliate of Buyer any business of any kind relating to the SmartPlate Operations, including the solicitation of or interference with any suppliers, consultants, contractors, or customers of such operations; provided, however, that the term “Competitive Activity” shall not include, and shall not be construed to include, the use and practice of the property and rights which are the subject of the License under the License, or the ownership, design, development, manufacture, marketing and commercial exploitation by Seller of Seller’s Interplate™ cervical plate system and Seller’s Pedicle Screw system.

“Contracts” has the meaning specified in Section 4.9 hereof.

“Earnout Credit” has the meaning specified in Section 7.9(b) hereof.

“Earnout Payments” has the meaning specified in Section 2.4(b) hereof.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.2 hereof.

“FDA” means the United States Food and Drug Administration.

“Financials” has the meaning specified in Section 4.14 hereof.

“510(k)” has the meaning specified in Section 4.17(d) hereof.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Body” means any foreign, federal, state, county, local, district, public authority, public agency or any other political subdivision, public corporation or governmental or regulatory authority, whether foreign or domestic.

“Governmental Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding.

“Governmental Permits” has the meaning specified in Section 4.5(a) hereof.

“Holding Price” has the meaning specified in Section 7.9(b) hereof.

“IDE” has the meaning specified in Section 4.17(d) hereof.

“Indebtedness” means, with respect to any Person, any indebtedness, secured or unsecured, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredit value thereof) or (b) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable (including trade payables) in the ordinary course of business) and shall also include, to the extent not otherwise included, (i) any capitalized lease obligations and (ii) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor).

“Indemnified Party” has the meaning specified in Section 8.2(b) hereof.

“Indemnifying Party” has the meaning specified in Section 8.2(b) hereof.

“Insurance Period” has the meaning specified in Section 7.8 hereof.

“Interim Financial Statements” has the meaning specified in Section 4.14 hereof.

“Inventory” has the meaning specified in Section 4.8(b) hereof.

“IRS” means the Internal Revenue Service of the United States of America.

“License” has the meaning specified in Section 2.1 hereof.

“Material Adverse Event” means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably likely to have a material adverse effect on (i) the Purchased Assets, or (ii) the SmartPlate Operations.

“Member Noncompetition Agreements” means those certain Noncompetition Agreements dated as of the Closing Date, by and between Buyer and each of the Named Members, each in substantially the form attached hereto as Exhibit G.

“Named Members” means Mr. John Redmond, Mr. Michael Smith and Dr. Robert Bray.

“NASDAQ-NMS” has the meaning specified in Section 2.4(a)(iii) hereof.

“Net Sales” means the total amount of gross sales receipts of Buyer in connection with sales of SmartPlate Products to (a) non-Affiliate third parties (other than Dr. Robert Bray) and (b) Affiliates for the purpose of such Affiliates’ resale to non-Affiliate third parties, less deduction of all of the following to the extent applicable to such sales: (i) all trade and quantity credits, discounts, charge backs from wholesalers, refunds or rebates which are actually allowed and taken; (ii) all amounts of insurance and freight expenses included in any invoice; (iii) all allowances or credits for returns or rejected products to the extent such amounts are included in the original gross receipts; and (iv) all sales taxes (including value added taxes), duties or other governmental charges incurred.

“Noncompetition Period” has the meaning specified in Section 7.2 hereof.

“Nondisclosure Agreement” means that certain Mutual Non-Disclosure and Non-Use Agreement, dated as of June 16, 2004, by and between Buyer and Seller.

“Offer Notice” has the meaning specified in Section 7.3(a) hereof.

“Option Period” has the meaning specified in Section 7.3(a) hereof.

“Permitted Encumbrances” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any other entity.

“Purchase Price” has the meaning specified in Section 2.4 hereof.

“Purchased Assets” has the meaning specified in Section 2.1 hereof.

“Qualified Public Offering” has the meaning specified in Section 7.5(d) hereof.

“Records” has the meaning specified in Section 2.1(a)(viii) hereof.

“Remaining Intellectual Property” means all of the following intellectual property related to Seller’s InterPlate cervical implant system, Seller’s Pedicle Screw system, or other intellectual property used in the Remaining Operations, except for intellectual property that is included in the Purchased Assets: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations- in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights and registrations and applications for registration thereof; (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions; (f) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice); (g) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; (h) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; (j) all rights to sue for and recover and retain damages, costs or attorneys’ fees for present and past infringement of any of the Intellectual Property rights described above; (k) any non- infringement and/or invalidity opinions received by Seller with respect to any of the intellectual property rights described above; and (l) the name “InterPlate™.”

“Remaining Operations” means the ownership, design, development, manufacture, marketing and commercial exploitation by Seller of cervical plate systems and/or other products, inventions, devices, systems, instruments, property (tangible and intangible) and rights now or in the future other than, in each case, the SmartPlate Products.  For purposes of this Agreement, the term “Remaining Operations” expressly includes, without limitation, the ownership, design, development, manufacture, marketing and commercial exploitation by Seller of Seller’s InterPlate™ cervical plate system and Seller’s Pedicle Screw system.

“Requirements of Laws” means any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, enforceable judgments, injunctions, decrees and orders, permits, approvals, treaties, enacted, adopted, issued or promulgated by any Governmental Body in effect as of the Closing Date.

“Restricted Territory” means the United States and all of its territories.

“Retained Liabilities” has the meaning specified in Section 2.3(b) hereof.

“Schedules” has the meaning specified in the introductory paragraph to Article 4 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Affiliates” has the meaning specified in Section 8.1(b) hereof.

“Seller Damages” has the meaning specified in Section 8.1(b) hereof.

“Share Consideration” has the meaning specified in Section 2.4(a)(iii) hereof.

“Shares” has the meaning specified in Section 2.4(a)(iii) hereof.

“SmartPlate Intellectual Property” means all of the intellectual property owned by Seller and necessary for the ownership, design, development, manufacture, marketing or commercial exploitation of the SmartPlate Products, including, without limitation: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application (collectively, “Patents”); (d) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights and registrations and applications for registration thereof (collectively, “Trademarks”); (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions (collectively, “Copyrights”); (f) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Trade Secrets”); (g) technology (including know- how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; (h) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; (j) all rights to sue for and recover and retain damages, costs or attorneys’ fees for present and past infringement of any of the Intellectual Property rights described above; (k) any non-infringement and/or invalidity opinions received by Seller with respect to any of the Intellectual Property rights described above; and (l) the name “SmartPlate™.”

“SmartPlate Operations” has the meaning specified in the recitals to this Agreement.

“SmartPlate Products” means cervical plate systems owned, designed, developed, manufactured, marketed or commercially exploited under the name “SmartPlate™” and any other cervical plate products owned, designed, developed, manufactured, marketed or commercially exploited by Buyer or Seller that incorporate the Patents, excluding Seller’s InterPlate™ cervical plate system and Seller’s Pedicle Screw system.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Expenses” has the meaning specified in Section 9.10 hereof.

“Third Party Offer” has the meaning specified in Section 7.3(a) hereof.

“Transfer Taxes” has the meaning specified in Section 2.6 hereof.

“Transferred Agreements” has the meaning specified in Section 2.1(a)(ix) hereof.

“Transferred Permits” has the meaning specified in Section 2.1(a)(x) hereof.

“Transition Services Agreement” has the meaning specified in Section 7.7 hereof.

“2004 Financial Statements” has the meaning specified in Section 4.14 hereof.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to substantially all of the tangible and intangible properties and assets owned or held by Seller that are necessary for the ownership, design, development, manufacture, marketing or commercial exploitation of the SmartPlate Products (collectively, the “Purchased Assets”) free and clear of all Encumbrances (except for Permitted Encumbrances), including, without limitation, the following assets, but excluding the Excluded Assets (as defined in Section 2.2):

(i)                                     all Accounts Receivable set forth on Schedule 4.8(a) hereto and any payments received with respect thereto after the Closing Date, and unpaid interest accrued on any such Accounts Receivable;

(ii)                                  all Inventory set forth on Schedule 4.8(b) hereto;

(iii)                               all tangible personal property related primarily to the SmartPlate Operations;

(iv)                              all license agreements related to the Purchased Assets and the SmartPlate Operations, including without limitation, past and current licenses and licenses relating to all SmartPlate Products;

(v)                                 the goodwill and going concern value of the SmartPlate Operations;

(vi)                              all SmartPlate Intellectual Property, including, without limitation, the intellectual property set forth on Schedule 4.7(a);

(vii)                           the name “SmartPlate™” and any similar sounding names and variants thereof and any other names used by Seller in the sales and marketing materials or on the SmartPlate Products, however labeled;

(viii)                        all existing supplier lists, customer lists, pricing lists, records, books, ledgers, files, documents, correspondence, repair and maintenance records, operation manuals, advertising, promotional and marketing materials (including, without limitation, catalogues, brochures, trade show equipment, field inventory, loaners, sales force inventory and consignments), studies and reports related primarily to the Purchased Assets or the SmartPlate Operations (but not including any of the foregoing related primarily to the Excluded Assets or the Remaining Operations) and complete and accurate copies of all applications, registrations, agreements and other documents referenced on Schedule 4.7(a) hereto (collectively, the “Records”);

(ix)                                all contracts, agreements, commitments, licenses, undertakings, arrangements, and other legally binding contractual rights or obligations related to the SmartPlate Operations (except insurance policies) to which Seller is a party and which are listed on Schedule 2.1(a)(ix) hereto (collectively, the “Transferred Agreements”), including, without limitation, all manufacturing rights and distribution rights;

(x)                                   all licenses, permits, approvals, variances, waivers or consents issued by any Governmental Body necessary to the operation of the SmartPlate Operations (collectively, the “Transferred Permits”), to the extent transferable;

(xi)                                all prepaid expenses (except prepaid insurance premiums), advance payments, deposits, surety accounts and other similar assets related to the SmartPlate Operations, including without limitation, prepaid deposits with suppliers;

(xii)                             all rights, claims and benefits of Seller in, to or under, any (i) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information concerning the Purchased Assets or the SmartPlate Operations, including, without limitation, the agreements listed on Schedule 2.1(a)(xii) and (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of Seller) relating to the SmartPlate Operations;

(xiii)                          any unfilled purchase and sale orders of Seller related to the SmartPlate Operations; and

(xiv)                         all other assets, properties and rights of Seller, whether tangible or intangible, and wherever situated, that are necessary for the ownership, design, development, manufacture, marketing or commercial exploitation of the SmartPlate Products.

Buyer hereby grants to Seller a non-exclusive, royalty-free, perpetual worldwide license to use and practice the SmartPlate Intellectual Property in connection with Seller’s InterPlate™ cervical plate system (as such system exists on the date of the Agreement together with any modifications or improvements thereto) and Seller’s Pedicle Screw system (as such system exists on the date of the Agreement together with any modifications or improvements thereto), including, without limitation, to design, develop, manufacture, make, have made, market, sell, lease and commercially exploit devices, inventions, products and systems incorporating or based upon the SmartPlate Intellectual Property other than SmartPlate Products from and after the Closing (the “License”); provided that, notwithstanding anything to the contrary contained in this Agreement, the License shall not be assignable or otherwise transferable by Seller whether by operation of law or otherwise, provided, however, that Seller may transfer or assign a limited license upon the sale, assignment, transfer or other disposition of its InterPlate™ product line and/or its Pedicle Screw product line, by operation of law or otherwise, sufficient only to allow an acquiror, assignee or other transferee of such products to manufacture, distribute, market, sell or commercialize such products in their current form as of the date of such transfer.

2.2 Assets Not to be Transferred.  Seller shall retain and Buyer shall not acquire the following assets and properties of Seller, which together shall constitute the “Excluded Assets”:

(a) all cash, bank deposits and cash equivalents of Seller;

(b) the Remaining Intellectual Property; and

(c) all right, title and interest of Seller in and to all of the tangible and intangible properties, rights and assets, other than the Purchased Assets, that are owned or held by Seller and relate to or are used, or held for use, in connection with the Remaining Operations.

2.3 Liabilities and Obligations.

(a) On the Closing Date, Buyer shall be solely responsible for all of the liabilities arising from, relating to or in connection with the ownership, design, development, manufacture, marketing and commercial exploitation by Buyer of the SmartPlate Products and the operation by Buyer of the SmartPlate Operations from and after the Closing, and shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof and hereof, those liabilities of Seller set forth on Schedule 2.3 arising from, relating to or in connection with the ownership, design, development, manufacture, marketing and commercial exploitation by Seller of the SmartPlate Products and the operation by Seller of the SmartPlate Operations prior to the Closing (the “Assumed Liabilities”).  Notwithstanding the fact that obligations under the Transferred Agreements are included on Schedule 2.3, except as expressly set forth on such Schedule, Buyer is only assuming the obligation to perform Seller’s obligations under such Transferred Agreements after the Closing Date, and nothing contained herein shall have the effect of causing Buyer to have assumed or be responsible for any obligations that arose under such Transferred Agreements prior to or on the Closing Date regardless of whether such pre-Closing Date obligations arose in the ordinary course or as a result of any breach or default by Seller.

(b) Except as expressly set forth in Section 2.3(a) above, Buyer shall not assume or have any responsibility for any liability, obligation or commitment of any nature of Seller prior to the Closing, whether now or hereafter existing, known or unknown, accrued or unaccrued or due to come due, including, without limitation, those liabilities and obligations specifically identified as “Retained Liabilities” throughout this Agreement (herein collectively, the “Retained Liabilities”).  Seller acknowledges and agrees that it shall be fully responsible for all such Retained Liabilities.  The parties agree that notwithstanding the disclosure of a liability on a Schedule hereto (other than Schedule 2.3), such liability shall constitute a Retained Liability unless it is explicitly set forth on Schedule 2.3.

2.4 Purchase Price.

(a) In consideration for the Purchased Assets, Buyer shall pay or do the following (collectively referred to as the “Purchase Price”):

(i)                                     Buyer shall pay to Seller $3,800,000 in cash at the Closing by wire transfer of immediately available funds to such account as Seller shall, not less than three (3) business days prior to the Closing Date, designate in writing to Buyer (the “Cash Consideration”);

(ii)                                  Buyer shall pay to Seller $1,200,000 in cash payable in equal annual installments of $300,000 on each annual anniversary of the Closing Date occurring in the years 2006, 2007, 2008 and 2009;

(iii)                               Buyer shall issue to Seller at the Closing that number of shares of Common Stock (the “Shares”) equal to the quotient obtained by dividing $3,500,000 (the “Share Consideration”) by the closing price of a share of the Common Stock reported on the NASDAQ National Market System (the “NASDAQ-NMS”) at the end of the second to last trading day immediately preceding the Closing Date; and

(b)                                 Buyer shall pay to Seller earnout payments based on Net Sales of SmartPlate Products on the terms and conditions set forth on Schedule 2.4(b) hereto (the “Earnout Payments”).

2.5 Purchase Price Adjustments.

(a) In the event that the aggregate value of the Accounts Receivable to be transferred to Buyer at the Closing is less than $90,000, valued as of the Closing Date (any such discrepancy to be referred to as an “Accounts Receivable Shortfall”), then the Cash Consideration to be paid by Buyer to Seller on the Closing Date shall be automatically reduced by an amount equivalent to such Accounts Receivable Shortfall.  Any such reduction in the Cash Consideration made pursuant to this Section 2.5(a) shall be in addition to any reduction in the Cash Consideration made pursuant to Section 2.5(b).

(b) In the event that the aggregate value of the Inventory to be transferred to Buyer at the Closing is less than $1,200,000, valued as of the Closing Date (any such discrepancy to be referred to as an “Inventory Shortfall”), then the Cash Consideration to be paid by Buyer to Seller on the Closing Date shall be automatically reduced by an amount equivalent to such Inventory Shortfall.  Any such reduction in the Cash Consideration made pursuant to this Section 2.5(b) shall be in addition to any reduction in the Cash Consideration made pursuant to Section 2.5(a).

2.6 Transfer Taxes.  All use, value-added, gross receipts, excise, registration, stamp duty, sales, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed, levied or payable by reason of the signing of this Agreement and by reason of the transfer of assets and assumption of liabilities contemplated hereby shall be paid by Buyer.  Seller shall cooperate with Buyer to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

ARTICLE 3

CLOSING

3.1 The Closing.

(a) The consummation of the transactions contemplated by this Agreement shall be consummated (the “Closing”) at the offices of Heller Ehrman LLP in San Diego, California on June 3, 2005, or such other place, time and date as the parties shall agree in writing.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

(b) At the Closing, Buyer shall deliver to Seller each of the following:

(i)                                     the Cash Consideration;

(ii)                                  a certificate representing the Shares;

(iii)                               a certificate duly executed by an authorized officer on behalf of Buyer, dated the Closing Date, certifying that:

(1)                                  each of the representations and warranties of Buyer contained or referred to herein and in the Additional Agreements is true and correct in all material respects on the Closing Date as though made on the Closing Date;

(2)                                  Buyer has complied with in all material respects and not otherwise breached in any material respect the covenants set forth herein; and

(3)                                  no action, suit investigation or proceeding has been instituted or overtly threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(iv)                              certified copies of the resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby;

(v)                                 good standing certificates for Buyer from the Secretary of State of the State of Delaware dated not more than ten (10) days prior to the Closing Date;

(vi)                              the legal opinion of Heller Ehrman LLP, counsel to Buyer, substantially in the form attached hereto as Exhibit H; and

(vii)                           the Additional Agreements duly executed by Buyer.

(c) At the Closing, Seller shall deliver to Buyer each of the following:

(i)                                     certificates of title or origin (or like documents) with respect to any asset included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(ii)                                  all consents, waivers or approvals listed on Schedule 4.2 hereto;

(iii)                               a certificate duly executed on behalf of Seller by the Chief Executive Officer of Seller, dated the Closing Date, certifying that:

(1)                                  each of the representations and warranties of Seller contained or referred to herein and in the Additional Agreements is true and correct in all material respects on the Closing Date as though made on the Closing Date;

(2)                                  Seller has complied with in all material respects and not otherwise breached in any material respect the covenants set forth herein; and

(3)                                  no action, suit investigation or proceeding has been instituted or overtly threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(iv)                              certified copies of the resolutions duly adopted by the members of the Board of Managers of Seller authorizing the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby;

(v)                                 good standing certificates for Seller from the Secretary of State of the State of Delaware dated not more than ten (10) days prior to the Closing Date;

(vi)                              the legal opinion of Ulmer & Berne LLP, counsel to Seller, substantially in the form attached hereto as Exhibit I;

(vii)                           releases, including without limitation, termination statements under the Uniform Commercial Code of any financing statements filed against any of the Purchased Assets, evidencing discharge, removal and termination of all Encumbrances to which such Purchased Assets are subject (other than Permitted Encumbrances), which releases shall be effective at or prior to the Closing;

(viii)                        all Records maintained with respect to the SmartPlate Operations;

(ix)                                such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer; and

(x)                                   the Additional Agreements duly executed by Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the schedules prepared by Seller relating to this Article 4 (the “Schedules”), Seller represents and warrants to Buyer as follows:

4.1 Organization of Seller.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly qualified to carry on the SmartPlate Operations as now conducted and is in good standing in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the SmartPlate Operations requires such qualification except where such failure to be so qualified or in good standing would not result in a Material Adverse Event.  Seller has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the SmartPlate Operations as now conducted.

4.2 Authorization.

(a) Seller has full power and authority to execute, deliver and perform this Agreement and all of the Additional Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Additional Agreements by Seller have been duly and validly authorized and approved by the members of Seller’s Board of Managers.  No other corporate proceedings on the part of Seller are necessary to authorize the consummation of the transactions contemplated by this Agreement and the Additional Agreements.  This Agreement has been, and the Additional Agreements, upon execution and delivery by Seller, will be duly authorized, executed and delivered by Seller and constitutes, or upon execution and delivery will constitute, as the case may be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except as set forth on Schedule 4.2, neither the execution, delivery and performance of this Agreement or any of the Additional Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with or result in the breach of any provision of the Second Amended and Restated Limited Liability Company Agreement of Seller or any other organizational documents of Seller, (ii) to Seller’s knowledge, violate or conflict with any Requirement of Laws or Governmental Order applicable to Seller, (iii) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any agreement listed (or required to be listed) on Schedule 4.9, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, or (iv) require the approval, consent, authorization or act of, or, to Seller’s knowledge, the making by Seller of any declaration, filing or registration with, any Person other than filings with respect to taxes not yet due and payable.

4.3 Taxes.

(a) All Tax Returns that were or will be required to be filed by, or with respect to, Seller on or before the Closing Date have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Governmental Body in all jurisdictions in which such Tax Returns were or will be required to be filed.  All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete.

(b) All Taxes due and payable on or before the Closing Date that are either (i) required to be shown on any Tax Return filed by, or with respect to, Seller or (ii) which were not required to be shown on any Tax Return but which were or will be required to be paid by or with respect to Seller, have been or will be timely paid on or before the Closing Date.  All Taxes that Seller was or will be required by law to withhold or collect have been (in the case of those that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those that were already required to be paid) or will be paid to the appropriate Governmental Body.  There are no Encumbrances, and will be no Encumbrances on the Closing Date, with respect to Taxes upon any of the Purchased Assets.  Any liability of Seller for Taxes not yet due and payable has adequately been provided for by Seller on the Financials (whether or not required to be disclosed under GAAP).

(c) There is no action, dispute, suit, proceeding, investigation, assessment, audit or claim now pending against, or with respect to, Seller in respect of any Tax nor is any action, dispute, suit, procedure, investigation, assessment, audit or claim for additional Tax expected by Seller to be asserted by any Governmental Body.  To Seller’s knowledge, no Governmental Body has proposed any adjustment with respect to any action, dispute, suit, proceeding, investigation, assessment, audit or claim against or with respect to Seller.  All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to Seller have been paid.  There are no outstanding waiver or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which Seller may be liable and no Governmental Body has either formally or informally requested such a waiver or extension.

(d) To Seller’s knowledge, no claim has ever been made by any Governmental Body in any jurisdiction in which no Tax Return is filed by, or with respect to, Seller that Seller may be subject to taxation by that jurisdiction.

(e) Seller has never been included in a consolidated, combined or unitary Tax Return nor has Seller ever been a party to any tax sharing or similar agreement or arrangement.

(f) Seller does not have any liability (whether contingent or otherwise) for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any successor provision thereto or any similar provision under state, local or foreign law); (ii) as a successor or transferee or (iii) by contract (whether written or unwritten).

(g) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired (or to be acquired) by Seller.

(h) No property owned by Seller is property that Buyer or Seller will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(i) Seller is neither subject to an adjustment under Section 481 of the Code nor has been required by, nor has requested or received the permission of, any Governmental Body to change its methods of accounting.

(j) Seller is not a foreign person within the meaning of Section 1445 of the Code and Seller is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Seller does not have in effect any tax elections for Federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code.

(l) Seller is not party to any contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or Seller by reason of Sections 162(m) or 280G of the Code or as excessive or unreasonable compensation.

(m) Seller is not a party (other than as an investor) to any industrial development bond.

(n) Seller has never engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

4.4 Condition and Sufficiency of Assets.  Except as set forth on Schedule 4.4, (i) the Purchased Assets are suitable for the uses to which they are being put or have been put in the ordinary course of business of the SmartPlate Operations, and (ii) the Purchased Assets constitute all of the assets necessary for the ownership, design, development, manufacture, marketing or commercial exploitation of the SmartPlate Products as currently owned, designed, developed, manufactured, marketed or commercially exploited by Seller.

4.5 Governmental Permits.

(a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from all Governmental Bodies which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the SmartPlate Operations as currently conducted (collectively, the “Governmental Permits”). Complete and correct copies of all of the Transferred Permits have heretofore been delivered or will be delivered prior to the Closing Date to Buyer by Seller.

(b) Except as set forth on Schedule 4.5: (i) Seller has fulfilled and performed its obligations under each of the Governmental Permits, and to its knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default, of violation or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and

(iii) each of the Transferred Permits is valid, subsisting and in full force and effect, and may, subject to applicable law, be assigned and transferred to Buyer in accordance with this Agreement.

4.6 Title to Purchased Assets.  Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances that will be removed at the Closing.  The Purchased Assets are not subject to any liability or obligation of whatever nature, whether known or unknown, absolute, accrued, contingent or otherwise.  Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.1(c) above, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances.

4.7 Intellectual Property.

(a) Schedule 4.7(a) sets forth the following:

(i)                                     a complete list of all Patents, Trademarks and Copyrights, and any applications therefor in respect of any of the Purchased Assets, included in the SmartPlate Intellectual Property, which specifies, where applicable, the jurisdictions in which such SmartPlate Intellectual Property right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.  To Seller’s knowledge, all registered Patents, Trademarks and Copyrights included in the SmartPlate Intellectual Property and held by Seller, if any, are valid and subsisting;

(ii)                                  all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any SmartPlate Intellectual Property belonging to any third party (provided, however, that Seller need not list object code end- user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same), including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and

(iii)                               all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller has granted to any third party any right to use any of the SmartPlate Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

Seller has provided Buyer with access to complete and accurate copies of all applications, registrations, agreements and other documents referenced in Schedule 4.7(a).

(b) Except as set forth on Schedule 4.7(b), Seller is not in violation in any material respect of any license, sublicense or agreement described or to be described on Schedule 4.7(a) and, except for any consents to transfer required under the Contracts, the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, (A) will not cause Seller to be in violation or default under any such license, sublicense or agreement, (B) entitle any Person to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (C) will not require Seller to repay any funds already received by it from any Person.

(c) Except as set forth on Schedule 4.7(c), to Seller’s knowledge, Seller has all right, title and interest in and to and is the sole and exclusive owner or licensee of (free and clear of any Encumbrances other than Permitted Encumbrances), all the SmartPlate Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any Person in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the SmartPlate Intellectual Property is being used.  Seller has taken steps which, in Seller’s judgment, were commercially reasonable, to protect the SmartPlate Intellectual Property.  Except as set forth on Schedule 4.7(c), no claims with respect to the ownership of, or otherwise questioning Seller’s rights to, any of the SmartPlate Intellectual Property have been asserted or, to the knowledge of Seller, are threatened by any person nor, to the knowledge of Seller, are there any valid grounds for any such claim.

(d) Except as set forth on Schedule 4.7(d), to Seller’s knowledge, neither the manufacturing, use and/or sale of the SmartPlate Products nor the conduct of the SmartPlate Operations has infringed, misappropriated or conflicted with any patents, trademarks, copyrights, trade secrets or other intellectual property of any Person. Except as set forth on Schedule 4.7(d), Seller has not received any claims nor, to the knowledge of Seller, are any claims threatened or do valid grounds exist for any claims to the effect that the manufacture, sale, licensing or use of any of the SmartPlate Products as now manufactured, used or sold by or on behalf of Seller infringes the intellectual property rights of any Person.

(e) To the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the SmartPlate Intellectual Property by any Person, including any employee or former employee of Seller.

(f) None of the SmartPlate Intellectual Property or the SmartPlate Products is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by Seller.

(g) Seller has a policy requiring each employee and consultant to execute customary proprietary information and confidentiality agreements, and all current employees and consultants and former key employees and consultants of Seller have executed such an agreement.

4.8 Accounts Receivable and Inventory.

(a) Schedule 4.8(a) sets forth a complete and accurate list of all accounts receivable of the SmartPlate Operations (the “Accounts Receivable”) and the aggregate value of all such Accounts Receivable.  All Accounts Receivable are valid receivables subject (to Seller’s knowledge) to no setoff or counterclaims and are current and collectible.

(b) Schedule 4.8(b) sets forth a complete and accurate list of all inventory, including raw material, work-in-progress and finished goods inventory of products, supplies and parts of the SmartPlate Operations (“Inventory”) and the aggregate value of all such Inventory.

Schedule 4.8(b) also identifies whether the Inventory items are raw material, work- in-progress or finished goods, and specifies any category of parts that has an aggregate inventory value in excess of $1,000 that has been identified through reasonable business practices to be obsolete, damaged or defective.

4.9 Contracts.

(a) Set forth on Schedule 4.9 is a list of each agreement, arrangement, commitment, license or other instrument, written or oral, that is material to the SmartPlate Operations as presently conducted (collectively, the “Contracts”).  Each such Contract constitutes a valid, legal and binding obligation of Seller and, to Seller’s knowledge, of the other parties thereto; and no defenses, offsets or counterclaims thereto have been asserted, or, to Seller’s knowledge, may be made by any party thereto.  Seller has not received oral or written notice of any default under any Contract.  To Seller’s knowledge, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults under any Contract.  Except as indicated on Schedule 4.9, to Seller’s knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to any Contract.

(b) Except as set forth on Schedule 4.9, Seller is neither renegotiating any of the Transferred Agreements nor is it paying liquidated damages in lieu of performance thereunder.  Except as set forth on Schedule 4.2, the Transferred Agreements may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any Person.  Seller has heretofore delivered complete and correct copies of each Transferred Agreement to Buyer.

4.10                           No Violation, Litigation or Regulatory Action.  Except as set forth on Schedule 4.10, to Seller’s knowledge, (a) the SmartPlate Operations and the Purchased Assets and their current uses comply in all material respects with all applicable Requirements of Laws and Governmental Orders, (b) Seller has complied in all material respects with all Requirements of Laws and Governmental Orders which are applicable to the Purchased Assets or the SmartPlate Operations, and (c) no Governmental Body has at any time challenged or questioned the legal right of Seller to sell any of its products or to provide any of its services in the present manner or as contemplated in the conduct of the SmartPlate Operations.  There are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened aga inst or affecting the SmartPlate Operations (nor, to Seller’s knowledge, is there any basis for any such claims) and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant.  There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened which questions the legality of the transactions contemplated by this Agreement.

4.11                           No Finder.  Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

4.12                           Customers and Suppliers.  Set forth on Schedule 4.12 is a list of Seller’s ten largest customers and suppliers with respect to the SmartPlate Operations (measured by dollar volume in each case) during the calendar year 2004 and during the first four months of 2005, showing with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products bought or sold).  Seller is not required to provide any bonding or other financial security arrangements in connection with any of the transactions with any of its customers or suppliers in the ordinary course of the SmartPlate Operations.  Seller has not received any direct communication (whether oral or written) of any intention of any customer or supplier identified on Schedule 4.12 to discontinue its relationship as a customer or supplier of, or materially reduce its purchases from or sales to Seller (or, post-Closing, from Buyer).

4.13                           Seller Financial Statements.  Seller has previously delivered to Buyer the following financial statements: Seller’s unaudited balance sheet as of December 31, 2004 relating to the SmartPlate Operations and the related statement of operations for the fiscal year then ended (the “2004 Financial Statements”) and Seller’s unaudited balance sheet as of April 30, 2005 relating to the SmartPlate Operations (the “Balance Sheet”) and the related unaudited statement of operations for the four (4) months then ended (together with the Balance Sheet, the “Interim Financial Statements”).  The 2004 Financial Statements and the Interim Financial Statements are referred to collectively as the “Financials.”  The Financials have been prepared in good faith and in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other.  The Financials present fairly the financial condition and operating results of the SmartPlate Operations as of the dates and during the periods indicated therein.  The reserve for warranty claims maintained in the Financials is consistent with GAAP.

4.14         No Changes.  Except as set forth on Schedule 4.14, since the date of the Balance Sheet there has not been, occurred or arisen any of the following with respect to the SmartPlate Operations:

(a) any change or any event, occurrence, development or fact that alone or in the aggregate has resulted in, or would reasonably be expected to result in, a Material Adverse Event;

(b) any amendment to Seller’s Second Amended and Restated Limited Liability Company Agreement or any other organizational documents of Seller;

(c) any incurrence or assumption by Seller of any Indebtedness in excess of $5,000 individually or $25,000 in the aggregate;

(d) the imposition of any material Encumbrance upon any of the assets, tangible or intangible, of Seller;

(e) any material damage, destruction or loss with respect to the Purchased Assets, whether or not covered by insurance;

(f) any payment, loan or advance of any amount to, or sale, transfer or lease of any of Purchased Assets to, or any agreement or arrangement with, any member or equity holder of Seller or any of their respective Affiliates;

(g) any change in the Tax or accounting principles, methods, practices or procedures followed by Seller or any change in the depreciation or amortization policies or rates theretofore adopted by Seller, except as required by GAAP and disclosed to Buyer in writing;

(h) any change or revocation by Seller of any Tax election or any agreement or settlement with any Governmental Body with respect to Taxes;

(i) any acquisition by Seller by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(j) any sale, lease or other transfer or disposition by Seller of the Purchased Assets, tangible or intangible, other than for fair consideration in the ordinary course of business in a manner consistent with past practice;

(k) any contract (or series of related contracts) entered into by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(l) any acceleration, termination, modification or cancellation of any contract (or series of related contracts) involving more than $25,000 individually (or $50,000 in the aggregate) to which Seller is a party or by which it or its properties is bound;

(m) any capital expenditure (or series of related capital expenditures) by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(n) any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person;

(o) any delay or postponement of payment of accounts payable or other liabilities of Seller outside the ordinary course of business consistent with past practice;

(p) any cancellation, compromise, waiver or release of any right or claim of Seller outside the ordinary course of business;

(q) the commencement or notice or, to Seller’s knowledge, threat of commencement of any lawsuit or proceeding against Seller;

(r) any license or sublicense of any rights of Seller under or with respect to the SmartPlate Intellectual Property;

(s) any notice of any claim of ownership by any Person of SmartPlate Intellectual Property or of infringement by the SmartPlate Operations of any Person’s intellectual property rights;

(t) any material change in pricing charged by Seller for SmartPlate Products; or

(u) any negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

4.15                           Insurance.  Set forth on Schedule 4.15 is a list and brief description of each insurance policy to which Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time in the past three years in connection with the Purchased Assets or the SmartPlate Operations and of individual claims in excess of $50,000, and similar claims in excess, in the aggregate, of $200,000 during any twelve (12) month period, made by Seller within three years prior to the date hereof, under any insurance policies.  To Seller’s knowledge, such insurance is adequate in kind and amount to cover known insurable risks of Seller.

4.16                           FDA Matters.  Except as otherwise set forth on Schedule 4.16:

(a) The SmartPlate Operations and the SmartPlate Products are in compliance in all material respects with all current applicable laws, statutes, rules, regulations, standards, guides or orders administered, issued or enforced by the FDA or any other Governmental Body having regulatory authority or jurisdiction over the SmartPlate Operations and the SmartPlate Products.

(b) The SmartPlate Operations are in compliance in all material respects with all applicable laws, statutes, rules, regulations, standards, guides or orders administered or issued by the FDA or Governmental Body relating to the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage and distribution of the SmartPlate Products, including applicable Quality System Regulations, which incorporate current Good Manufacturing Practice requirements.  Further, to Seller’s knowledge, no governmental action has been taken or is in the process of being taken that could slow, halt or enjoin the manufacturing of the SmartPlate Products of Seller and the SmartPlate Operations or subject the manufacturing of the SmartPlate Products and the SmartPlate Operations to regulatory enforcement action.

(c) Seller has not received from the FDA or any other Governmental Body, and Seller is not aware of any facts which would furnish any reasonable basis for, any notice of adverse findings, FDA Form 483 inspectional observations, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the Federal Food, Drug and Cosmetic Act or other similar communication from the FDA or other Governmental Body, and there have been no seizures conducted or threatened by the FDA or other Governmental Body, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts conducted, requested or threatened by the FDA or other Governmental Body relating to the SmartPlate Operations or to the SmartPlate Products.

(d) Each premarket notification (“510(k)”) submission and related documents and information for each of the SmartPlate Products have been filed, approved or cleared and maintained in compliance in all material respects with applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA or other Governmental Body and all preclinical and clinical studies that support approval or clearance of products have been conducted in compliance with all applicable current Good Laboratory and Good Clinical Practices in all material respects.  No filing or submission to the FDA or any other Governmental Body that is the basis for any approval or clearance contains any material omission or material false information.  Schedule 4.16(d) contains a complete and accurate list of all SmartPlate Products indicating (i) which products are commercialized, marketed or placed in interstate commerce under an approved or cleared FDA authority (e.g. 510(k), abbreviated or special 510(k) or Investigational Device Exemption (“IDE”)), and (ii) which products are not marketed under an approved or cleared FDA authority, and indicating why such products are being commercialized, marketed or placed in interstate commerce without such authority. Such listing also contains or shall contain a complete and accurate list of all 510(k)s, abbreviated or special 510(k) submissions and IDE submissions related to the SmartPlate Operations currently pending with the FDA.

(e) Seller is not aware of any facts which are reasonably likely to (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any SmartPlate Products currently sold by Seller, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such products, or (iii) require the termination or suspension of marketing of any such products.

(f) None of the SmartPlate Products manufactured, marketed or sold by Seller has been recalled or subject to a field safety notification (whether voluntarily or otherwise), and Seller has not received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by Seller.

(g) Seller has submitted to the FDA all medical device reports relating to performance issues that could lead to serious injury or death that Seller has been required to submit under applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA related to the SmartPlate Products.  No circumstances have arisen that would require Seller to submit a medical device report to the FDA since December 31, 2003.

4.17                           Products; Product Liability

(a) Set forth on Schedule 4.17(a) is a list of all of the SmartPlate Products.  Each of the SmartPlate Products sold by Seller: (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all Requirements of Laws and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such product or in connection with its sale.  To Seller’s knowledge, there is no design or manufacturing defect with respect to any of the SmartPlate Products.

(b) Set forth on Schedule 4.17(b) are the forms of Seller’s service or product warranties that are currently applicable to the SmartPlate Products sold by Seller or in respect of which Seller is obligated.  Except as set forth on Schedule 4.17(b), there are no existing or, to Seller’s knowledge, threatened, claims against Seller for SmartPlate Products which are defective or fail to meet any service or product warranties other than in the ordinary course of business consistent with past experience.

4.18                           Investment Representations.

(a) The issuance of the Shares by Buyer is made in reliance upon Seller’s representation to Buyer, which by Seller’s execution of this Agreement Seller hereby confirms, that the Shares to be received by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof.  By executing this Agreement, Seller further represents that it has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

(b) Seller understands and acknowledges that the issuance and sale of the Shares pursua nt to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and that the Shares may not be resold except upon their subsequent registration or pursuant to an exemption from the registration requirements, and that the Buyer’s reliance upon such exemption is predicated upon Seller’s representations as set forth in this Agreement.

(c) Seller represents that: (i) it and each of its members is an “accredited investor” as such term is defined in Regulation D under the Securities Act and, to the best of its knowledge, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; (ii) it believes it has received all the information it has requested from Buyer and considers necessary or appropriate for deciding whether to obtain the Shares; (iii) it has had the opportunity to discuss the Buyer’s business, management, and financial affairs with the Buyer’s management; (iv) it and each of its members has the ability to bear the economic risks of its prospective investment; and (v) it and each of its members is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on its investment.

4.19                           Capital Expenditures.  Set forth on Schedule 4.19 is a list of each of Seller’s approved capital expenditure projects with respect to the SmartPlate Operations involving in excess of $50,000 including: (i) projects which have been commenced but are not yet completed; (ii) projects which have not been commenced; and (iii) projects which have been completed in respect of which payment has been made, within the last twelve (12) months.

4.20                           Disclosure.  To Seller’s knowledge, none of the representations or warranties of Seller contained herein and none of the information contained in the Schedules hereto or in the Additional Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact known to Seller that adversely affects the value of the Purchased Assets which has not been set forth in this Agreement or the Schedules hereto.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

5.1 Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization.  Buyer has full power and authority to execute, deliver and perform this Agreement, each of the Additional Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Additional Agreements by Buyer have been duly authorized and approved by the board of directors of Buyer, and do not require any further authorization or consent of Buyer or its shareholders.  This Agreement has been, and the Additional Agreements, upon execution and delivery, will be duly authorized, executed and delivered by Buyer and constitute, or upon execution and delivery by Buyer will constitute, as the case may be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3 Non-Contravention; Consents.  The execution, delivery and performance by Buyer of this Agreement, each of the Additional Agreements and the consummation of the transactions contemplated hereby and thereby will not directly or indirectly (with or without notice or lapse of time) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer.  Except as may be required by the Exchange Act, Buyer was not, is not and will not be required to make any filing with or give any notice to or obtain any consent from any Person in connection with the execution, delivery and performance by Buyer of this Agreement, the Additional Agreements or the consummation of the transactions contemplated hereby and thereby.

5.4 Validity of Shares.  The Shares will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

5.5 No Finder.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement

5.6                                 Disclosure.  To Buyer’s knowledge, none of the representations or warranties of Buyer contained herein and none of the information contained in the Additional Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 6

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions prior to the Closing.

6.1 Investigation of the SmartPlate Operations by Buyer.  Prior to the Closing, Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller with respect to the SmartPlate Operations and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the SmartPlate Operations and the SmartPlate Products as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 8 have been satisfied.  Such investigation shall be conducted in such a manner as not to interfere unreasonably with the Seller’s business, and Seller shall have no duty hereunder to provide access to Buyer to any information as to which Seller owes any Person a duty of confidentiality without such Person’s prior written consent.  No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller.

6.2 Preserve Accuracy of Representations and Warranties.  Each of the parties hereto shall use commercially reasonable efforts to refrain from taking any action which would render any representation or warranty contained in Article 4 or 5 of this Agreement not to be true and correct in all material respects as of the Closing Date.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or, to such party’s knowledge, threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed on Schedule 4.10 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

6.3 Third Parties; Governmental Approvals.

(a) Transferred Agreements.  Seller will use commercially reasonable efforts to secure, before the Closing Date, the consents, approvals and waivers listed on Schedule 4.2, in form and substance reasonably satisfactory to Buyer; provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the SmartPlate Operations or the SmartPlate Products as a

condition for obtaining any such consents or waivers except with the prior written consent of Buyer.  During the period prior to the Closing, Buyer shall use commercially reasonable efforts to cooperate and assist Seller in obtaining the consents, approvals and waivers contemplated by this Section 6.3(a).

(b) Governmental Body.  During the period prior to the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Transferred Permits to Buyer or to permit the consummation of the transactions contemplated by this Agreement; provided, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the SmartPlate Operations or the SmartPlate Products as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer, which such consent shall not be unreasonably withheld.

(c) Regulatory Rights and Responsibilities.  Seller and Buyer agree to cooperate in the necessary notification and transfer of all regulatory rights and responsibilities related to the SmartPlate Products.

6.4 Notice of Certain Matters.  Without limiting either party’s right to rely on the representations and warranties as set forth herein, each of Buyer and Seller shall provide the other party with prompt written notice with respect to any material facts which arise between the date of this Agreement and the Closing Date which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Articles 4 and 5 true and correct as of the date of this Agreement.  In addition, Seller shall provide Buyer with prompt written notice if, between the date hereof and the Closing Date, there is a change in the Purchased Assets, the SmartPlate Operations or SmartPlate Products which has or may be reasonably expected to materially and adversely affect the SmartPlate Operations.  During the period prior to the Closing, Seller will as promptly as reasonably possible under the circumstances advise Buyer in writing of (a) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (b) any material default under any Transferred Agreement or Transferred Permit or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

6.5 Conduct of SmartPlate Operations.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees to use commercially reasonable efforts to carry on the SmartPlate Operations in the usual, regular and ordinary course in substantially the same manner as conducted on the date hereof, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use reasonable efforts consistent with the practice and policies in effect on the date hereof to preserve intact the SmartPlate Operations and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Purchased Assets and the SmartPlate Operations at the Closing Date.  Seller shall continue to support its existing customers with SmartPlate Products through the Closing Date in substantially the same manner as such support was provided prior to the Closing Date.  Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the SmartPlate Operations, and any event which could have a material adverse effect on the SmartPlate Operations.  Except as expressly contemplated by this Agreement, Seller shall not, without the prior written consent of Buyer:

(a) Enter into any commitment or transaction with respect to the SmartPlate Operations which is not in the ordinary course of business (provided, that, Seller may enter into commitments and transactions with respect to or in furtherance of the Remaining Operations without Buyer’s consent);

(b) Transfer to any Person any rights to any SmartPlate Intellectual Property;

(c) Amend or otherwise modify (or agree to do so) or violate the terms of the Transferred Agreements or the Contracts;

(d) Commence any litigation related to the SmartPlate Operations;

(e) Sell, lease, transfer, license or otherwise dispose of any of the Purchased Assets, including without limitation any inventory, except in the ordinary course of business; or

(f) Take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

6.6 No Solicitation.  Seller will not (and Seller will use its reasonable best efforts not to permit any of Seller’s officers, managers, agents, representatives or Affiliates to) directly or indirectly, take any of the following actions with any Person other than Buyer and its designees:

(a) solicit, encourage or initiate the submission of any proposal or offer from any Person to acquire all or any portion of the SmartPlate Operations, whether by merger, purchase of assets, tender offer or otherwise (other than the sale of SmartPlate Products in the ordinary course of business); or

(b) participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to acquire or seek to acquire all or any portion of the SmartPlate Operations.

In the event Seller shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) above, or any request for disclosure or access pursuant to clause (b) above, Seller shall immediately inform Buyer in writing as to any such offer or proposal.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Taxes.

(a) Except as contemplated by Section 2.6 above, Seller shall be responsible for and pay all Taxes of Seller, its Affiliates, the SmartPlate Operations or the Purchased Assets arising at any time with respect to periods ending on or prior to the Closing Date, including the portion of real, personal or other property Taxes attributable to such periods, and all such Taxes shall constitute “Retained Liabilities” hereunder.

(b) The Purchase Price shall be allocated pursuant to a schedule to be furnished to Seller by Buyer and agreed upon by Buyer and Seller prior to the Closing.  Buyer and Seller covenant that they will cooperate in good faith to determine an allocation of purchase price.  Notwithstanding the foregoing, if Seller and Buyer fail to agree upon an allocation, the parties shall submit the matter to arbitration as provided in Section 9.15 herein, and shall in any case use reasonable best efforts to agree to an allocation (whether through arbitration or otherwise).  Any Tax Return filed by a party shall be consistent with such allocations, unless otherwise required by a “determination” as defined in Section 1313(a) of the Internal Revenue Code.

(c) To the extent relevant to the Purchased Assets and the SmartPlate Operations, Seller shall (i) at Buyer’s cost and expense, provide Buyer with such assistance as may reasonably be required in connection with the preparation of any Tax Return, amended tax return or claim for refund of any Tax, and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide Buyer with all records or other information (other than the Records) in Seller’s possession or under Seller’s control that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other tax proceeding.  Seller shall retain all relevant documents, including prior years’ Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for the statute of limitations period applicable to such Tax Returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

(d) To the extent relevant to the Purchased Assets and the SmartPlate Operations, Buyer shall provide Seller with such assistance, records and information as may be reasonably required in connection with the preparation of any Tax Return, amended tax return or claim for refund of any Tax, and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes.

7.2 Noncompetition Agreement.  For and in consideration of the transactions contemplated herein, during the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), Seller shall not engage in any Competitive Activity in the Restricted Te rritory.  Notwithstanding the foregoing, the provisions of this Section 7.2 shall not prevent Seller from beneficially owning up to one percent (1%), on a full-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on the Nasdaq Stock Market.

7.3 Buyer’s Option.

(a)                                  For and in consideration of the transactions contemplated herein, in the event that Seller or any of its Affiliates receives a bona fide written offer from a third party (a

“Third Party Offer”) pursuant to which such third party offers to enter into any agreement, understanding or other arrangement, whether written or oral, for the purchase from Seller or any of its Affiliates of any assets, rights or properties of Seller or any of its Affiliates outside of the ordinary course of business at any time during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, then Seller shall notify Buyer, in writing, of such Third Party Offer (the “Offer Notice”).  Buyer shall have an exclusive option to purchase the assets, rights or properties which are the subject of the Third Party Offer upon the same terms and conditions as are set forth in the Third Party Offer (“Buyer’s Option”), provided, however, that if the third party offeror has offered to deliver any of its securities as full or partial payment for such assets, rights or properties of Seller, such securities shall be valued at their fair market value and Buyer shall have the right to pay an equivalent portion of the purchase price under the Buyer’s Option either in cash or with securities of Buyer having an equivalent fair market value.  Buyer may exercise Buyer’s Option by delivering to Seller written notice of its exercise of the same within thirty (30) business days following receipt from Seller of the Offer Notice (the “Option Period”).  During the Option Period, Buyer and its agents and representatives shall have the opportunity to conduct due diligence investigations with respect to Seller and the assets, rights or properties that are the subject of the Buyer’s Option.  In the event that Buyer does not exercise Buyer’s Option within the Option Period, Seller or its Affiliates may accept the Third Party Offer and consummate the transaction contemplated by the Third Party Offer, provided that the terms of such transaction are no more favorable to the third party than the terms originally offered to Buyer in the Third Party Offer.  Any agreement, understanding or other arrangement purporting to sell such assets, rights or properties to a third party on terms more favorable that the terms originally offered to Buyer in the Third Party Offer shall be null and void.  If Buyer does not exercise Buyer’s Option within the Option Period as set forth in this Section 7.3, and Seller does not consummate the transaction with the third party offeror contemplated by the Third Party Offer within 120 days following the expiration of the Option Period, Buyer’s Option shall be deemed to be revived and such assets, rights or properties shall not be sold unless first reoffered to Buyer in accordance herewith.

(b)                                 In consideration of the Buyer’s Option granted by Seller pursuant to this Section 7.3, Buyer shall pay to Seller $500,000 in cash payable in equal annual installments of $100,000, with the first such annual installment payable on the Closing Date, and each additional installment thereafter payable on each annual anniversary of the Closing Date occurring in the years 2006, 2007, 2008 and 2009.

7.4 Use of Name.  Immediately following the Closing, neither Seller nor any of its Affiliates shall thereafter use for any purpose the name “SmartPlate™” or any similar sounding name or any variant thereof; provided, however, that the parties acknowledge and agree that such restriction shall not apply to the use by Seller of the name “InterPlate”.  Seller agrees that Buyer may use or sell any products, inventory, supplies, parts or sales or marketing materials conveyed to Buyer as part of the Purchased Assets notwithstanding the fact that certain of such products, inventory, supplies, parts or sales or marketing materials may have affixed to them labels or other marks bearing a name or names not included in the Purchased Assets.

7.5 Restrictions on Securities.

(a) Seller covenants that in no event will it dispose of any of the Shares unless and until:  (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) (A) Seller shall have complied with the requirements of the Securities Act applicable to such disposition of Shares including, without limitation, the applicable requirements of Rule 144 regarding volume, manner of sale and other matters, and (B) Seller shall have furnished Buyer at Seller’s expense an opinion of counsel, reasonably satisfactory to Buyer that such disposition will not require registration of such securities under the Securities Act; provided that Buyer shall not require an opinion of counsel for routine sales of shares pursuant to Rule 144.

(b) All certificates for the Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

The certificates evidencing the Shares shall also bear any legend required by the Commissioner of Corporations of the State of California or required pursuant to any state, local or foreign law governing such securities.

(c) The legend set forth in subsection (b) above shall be removed and Buyer shall issue a certificate without such legend to the holder of Shares upon which it is stamped, if: (i) the Shares represented by such certificate have been sold pursuant to an effective registration statement under the Securities Act; (ii) in connection with the resale of such Shares, such holder provides Buyer with an opinion of counsel, in form, substance and scope reasonably acceptable to Buyer, to the effect that a sale or transfer of such Shares may be made without registration under the Securities Act; or (iii) such holder provides Buyer with reasonable assurances that such Shares have been sold under Rule 144 or can be sold under Rule 144(k).

(d) Seller agrees that in the event that Seller is permitted to sell the Shares under a registration statement filed with the SEC in connection with a firm commitment underwritten public offering of Buyer’s Common Stock registered under the Securities Act (a “Qualified Public Offering”), if so requested by any representative of the underwriters in connection with such Qualified Public Offering, Seller shall not sell or otherwise transfer any of the Shares or other securities of Buyer during the lesser of (i) the 90 day period following the effective date of such registration statement, or (ii) the shortest lock-up period applicable to shares of Common Stock held by other stockholders of Buyer that are permitted to sell in such Qualified Public

Offering.  Buyer may impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

(e)                                  From and after the Closing until the date that is fifteen (15) months following the Closing, Buyer shall use reasonable commercial efforts to make and keep public information available, as those terms are understood and defined in Rule 144 of the Securities Act, and file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

7.6 Employee Confidentiality Agreements.  At Buyer’s request and Buyer’s expense, Seller shall enforce, by all appropriate action, any rights, claims or benefits of Seller in, to or under, any (a) employee confidentiality agreements entered into by Seller and (b) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information concerning the Purchased Assets or the SmartPlate Operations.  Buyer shall notify Seller if it becomes aware of any circumstances under which such rights, claims or benefits may be available to Seller.

7.7                                 Transition Services.  At the Closing, Seller and Buyer shall enter into a Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”).

7.8                                 Insurance.  Seller shall maintain, for a period of two (2) years following the Closing Date (the “Insurance Period”), insurance coverage that is adequate in kind and amount reasonably intended to cover insurable risks relating to any actions taken by Seller prior to the Closing Date with respect to the Purchased Assets.  Seller shall remain in full compliance with all terms and conditions of such insurance policies, and agrees to pay when due and payable all premiums and other amounts required to be paid in order to maintain such coverage in full force and effect for the duration of the Insurance Period.

7.9                                 Earnout Adjustments.

(a)                                  If following the twelve (12) month anniversary of the Closing Date and prior to the fifteen (15) month anniversary of the Closing Date (the “Adjustment Period”), the price at which Seller consummates the sale of Shares (the “Adjustment Price”), is more than ten percent (10%) less than the closing price of such Shares (as adjusted for stock splits, stock dividends, reclassifications or similar events) on the second to last trading day immediately preceding the Closing Date (the “Acquisition Price”), the amount of the earnout payments payable to Seller in accordance with Schedule 2.4(b) (whether or not any earnout payment would otherwise have been payable) shall be increased by an amount equal to (i) the difference between (A) 90% of the Acquisition Price and (B) the Adjustment Price multiplied by (ii) the total number of Shares sold by Seller during the Adjustment Period (the “Additional Earnout Amount”).  Notwithstanding anything to the contrary in Schedule 2.4(b), the Additional Earnout Amount shall be paid to Seller within thirty (30) days following such fifteen (15) month anniversary of the Closing Date.  Notwithstanding the foregoing, in the event that Buyer causes a registration statement under the Securities Act to be declared effective by the SEC pursuant to which the Shares are registered, all references to the “Adjustment Period” in this Section 7.9 shall mean the period commencing on the date on which such registration statement first becomes effective and ending on the date on which the Shares have been registered for ninety (90) days.  In addition, Seller hereby agrees to register the Shares in any such registration and to provide Buyer such information regarding itself, the Shares, and the intended method of disposition of such Shares as shall be required for such Shares to be included in a registration statement prepared by Buyer on Form S-3.

(b)                                 If during the Adjustment Period, either:

(i)                                     Seller consummates the sale of any Shares where the Adjustment Price exceeds the Acquisition Price by more than ten percent (10%), or

(ii)                                  (A) Seller is permitted to sell the Shares under Rule 144 of the Securities Act and Seller fails to consummate the sale of all of the Shares to a non-affiliated third party and (B) the closing price of the Shares (as adjusted for stock splits, stock dividends, reclassifications or similar events) on the trading day immediately preceding the expiration of the Adjustment Period (the “Holding Price”) exceeds the Acquisition Price by more than ten percent (10%) (provided, that Seller’s failure to consummate the sale of all or any portion of the Shares is not caused by Buyer’s non-compliance with applicable law, including, without limitation, compliance with all public information or periodic reporting requirements under the Securities Act, the Exchange Act or Rule 144 of the Securities Act).

then, in either case, the amount of the earnout payments payable to Seller in accordance with Schedule 2.4(b) (whether or not any earnout payment would otherwise have been payable) shall be decreased by an amount equal to the sum of (A) the difference between (i) the Adjustment Price and (ii) 110% of the Acquisition Price multiplied by (iii) the total number of Shares sold by Seller during the Adjustment Period, and (B) the difference between (x) the Holding Price and (y) 110% of the Acquisition Price multiplied by (z) the total number of Shares not sold by Seller to a non-affiliated third party prior to the fifteen (15) month anniversary of the Closing Date (such amount, the “Earnout Credit”).  Notwithstanding anything to the contrary in Schedule 2.4(b), the Earnout Credit shall be deducted first from any Additional Earnout Amount and then from succeeding earnout payments to be made by Buyer to Seller until the aggregate amount of the Earnout Credit has been applied in full.

ARTICLE 8

INDEMNIFICATION

8.1 Grant of Indemnity.

(a) Indemnification by Seller.  As an inducement to Buyer to enter into this Agreement and the Additional Agreements, and acknowledging that Buyer is relying on the indemnification provided in this Section 8 in entering into this Agreement and the Additional Agreements, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates, parent corporation and subsidiaries, and their respective employees, officers, directors, representatives, agents, counsel, successors and assigns (collectively, “Buyer Affiliates”), from and against any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, interest, penalties, reasonable attorneys’ fees, reasonable costs of investigation and all amounts paid in defense or settlement of the foregoing, reduced by and to the extent of any insurance proceeds received with respect to any of the foregoing (collectively “Claims and Losses”), suffered or incurred by Buyer or Buyer Affiliates as a result of or in connection with the following: (i) any and all debts, liabilities and obligations of Seller or related to the Purchased Assets (other than the Assumed Liabilities), whether known or unknown, accrued, absolute, contingent or otherwise, arising out of or relating to the business and operations of Seller or related to the Purchased Assets prior to the Closing or which arise after the Closing but which are based upon or arise out of any act, transaction, circumstance, state of facts or other condition which occurred or existed on or before the Closing, whether or not then known, accrued, due or payable; (ii) a breach of any obligation, representation, warranty, covenant or agreement of Seller in this Agreement or any Additional Agreement, or because any representation or warranty by Seller contained in this Agreement or any Additional Agreement, in any document furnished or required to be furnished pursuant to this Agreement by Seller to Buyer or any of its representatives, or any documents furnished to Buyer in connection with the Closing hereunder, shall be false; (iii) any litigation arising out of or based upon events or operative facts occurring prior to or on the Closing Date, in connection with the Seller or the Purchased Assets, whether or not disclosed on the Schedules to this Agreement, including claims, without limitation, made by employees or former employees of Seller; (iv) any and all claims, including legal, administrative or creditor claims or actions, in connection with the Seller or the Purchased Assets or the transfer of Purchased Assets hereunder, arising prior to the Closing; and (v) costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with any demand, action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing (collectively, “Buyer’s Damages”).

(b) Indemnification by Buyer.  As an inducement to Seller to enter into this Agreement and the Additional Agreements, and acknowledging that Seller is relying on the indemnification provided in this Section 8 in entering into this Agreement and the Additional Agreements, Buyer agrees to indemnify, defend and hold harmless Seller and its respective Affiliates, employees, officers, members, managers, directors, representatives, agents, counsel, successors and assigns (collectively, “Seller Affiliates”), from and against any Claims and Losses suffered or incurred by Seller or Seller Affiliates as a result of or in connection with the following: (i) the Assumed Liabilities; (ii) a breach of any obligation, representation, warranty, covenant or agreement of Buyer in this Agreement or any Additional Agreement, or because any representation or warranty by Buyer contained in this Agreement or any Additional Agreement, in any document furnished or required to be furnished pursuant to this Agreement by Buyer to Seller, or any of their representatives, or any documents furnished to Seller in connection with the Closing hereunder, shall be false; (iii) any and all debts, liabilities and obligations of Buyer whether known or unknown, accrued, absolute, contingent or otherwise arising out of any act, transaction, circumstance, state of facts or other condition which arise after the Closing of any nature arising out of the Purchased Assets after the Closing Date except for matters which are the subject of indemnification pursuant to Section 8.1(a) or matters relating to Seller’s practice of the License granted pursuant Section 2.1 hereof; (iv) any litigation arising out of or based upon events or operative facts occurring after the Closing in connection with Buyer or the Purchased Assets except for matters relating to Seller’s practice of the License granted pursuant Section 2.1 hereof; and (v) costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing (collectively, “Seller Damages”).

(c) Defense and Settlement.  Buyer shall have the right to defend a claim of infringement or misappropriation asserted by a third party with litigation counsel of its choice and shall instruct said counsel to diligently and energetically defend.  Buyer shall keep Seller apprised of the developments in the action.  Seller shall cooperate in the defense of each and every claim.  Without limitation, the cooperation shall include making available documents and or witnesses as may be within the control of Seller, cooperating in assisting Buyer to determine all particulars of operation of the accused product or method, and in identifying and proving counterclaims against the third party.  Buyer shall retain control of the litigation and shall therefore, have the right to make the final decision with respect to defenses, counterclaims and strategy.  Seller shall strictly observe all conduct and communication rules that litigation counsel shall impose with respect to the claim or litigation, including, but not limited to, issuance of press releases, public statements and even to statements to individuals within the employ of Seller who either do not have a strict need to know, or, to whom communication would be restricted by reason of any protective order in effect.  Buyer shall be entitled to settle any third party claim in any manner which, in Buyer’s sole judgment, is appropriate, and Seller shall cooperate and comply with such acts as shall be required to accomplish settlement.

8.2 Representation, Cooperation and Settlement.

(a) Each party agrees to give prompt notice to the other, of any claim against the other, which might give rise to a claim based on the indemnity contained in Sections 8.1(a) and 8.1(b), stating the nature and basis of the claim and the amount thereof.

(b) Subject to Section 8.1(c), in the event any claims, action, suit or proceeding is brought against a party (the “Indemnified Party”) with respect to which the other party (the “Indemnifying Party”) may have liability under the indemnity contained in Sections 8.1(a) and 8.1(b) hereof, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, provided that neither Seller nor Buyer shall be required to permit the other to assume the defense of any third party claim which if not first paid, discharged, or otherwise complied with would result in a material interruption or cessation of the conduct of such party’s business or any material part thereof, or with respect to Buyer materially impair the value of the Purchased Assets, or with respect to Seller, materially impair the value of the Remaining Operations or the Remaining Intellectual Property.  Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election.  If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom, including the retention of competent counsel reasonably satisfactory to the Indemnified Party, and holding the Indemnified Party harmless from and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom.  The Indemnifying Party shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party nor enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

(c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.  The Indemnifying Party shall, in accordance with the provisions hereof, promptly reimburse the Indemnified Party for the amount of any settlement reasonably entered into by the Indemnified Party and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

8.3 Survival of Representations and Warranties.  All the representations and warranties of the Seller contained in Article 3 and of the Buyer in Article 4 above shall survive the Closing hereunder for a period of 12 months after the Closing Date (and no claim for indemnity under this Article VIII with respect thereto may be first made after such period); provided, however, that the representations and warranties in Sections 4.3, 4.6, 4.7, 4.11, and 4.17 shall continue to survive after the Closing Date until the expiration of the applicable statutes of limitations relating thereto (and any claim under this Article VIII with respect thereto may be first made at any time until the expiration of such applicable statute of limitations).

8.4           Indemnity Caps.  Notwithstanding anything to the contrary set forth in this Agreement :

(a)                                  The maximum aggregate amount of Claims and Losses for which Seller shall be responsible to Buyer pursuant to this Article 8 shall be $9,000,000; provided, however, that Buyer’s sole and exclusive remedy with respect to any Claim or Loss arising from any infringement or alleged infringement of the SmartPlate Intellectual Property on the intellectual property or other proprietary rights of any third party shall be a reduction in the earnout payments payable by Buyer to Seller pursuant to Schedule 2.4(b) hereof (whether or not any earnout payment would otherwise have been payable), in an amount equal to the amount of such Claim or Loss and provided that the aggregate amount of such Claims or Losses actually recovered by Buyer shall not exceed $7,000,000 in the aggregate.

(b)                                 The maximum aggregate amount of Claims and Losses for which Buyer shall be responsible to Seller pursuant to this Article 8 shall be $9,000,000.

8.5           Thresholds.  Notwithstanding anything to the contrary set forth in this Agreement:

(a)                                  Buyer shall not seek or be entitled to indemnification from Seller pursuant to this Article 8 until the aggregate amount of Claims and Losses incurred by Buyer exceeds $100,000, in which event Seller shall be liable for indemnification for the entire amount of all such Claims and Losses (and not merely the excess over $100,000).

(b)                                 Seller shall not seek or be entitled to indemnification from Buyer pursuant to this Article 8 until the aggregate amount of Claims and Losses incurred by Seller exceeds

$100,000, in which event Buyer shall be liable for indemnification for the entire amount of all such Claims and Losses (and not merely the excess over $100,000).

8.6                                 Sole Remedy.  The respective entitlements to indemnification of Seller and Buyer pursuant to this Article 8 shall be the sole and exclusive remedy with respect to the matters set forth in Sections 8.1(a) and (b) hereof, as the case may be.

ARTICLE 9

GENERAL PROVISIONS

9.1 No Waiver.  The respective representations and warranties of each party hereto contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

9.2 Confidentiality.  Each of Buyer and Seller agrees that it will keep confidential all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, including but not limited to the content and terms of this Agreement, all in accordance with the terms of the Nondisclosure Agreement.

9.3 No Public Announcements.  Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, Buyer hereby consents to Seller issuing a press release with respect to this Agreement promptly after the execution of this Agreement and promptly after the Closing, which press release shall be subject to the review and approval of Buyer, which approval shall not be unreasonably withheld.

9.4 Notices.  All notices, requests, consents, instructions or other communications or other documents required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally via telecopier or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight courier, addressed as follows:

If to Buyer, to:

NuVasive, Inc.

4545 Towne Centre Court

San Diego, California  92121

Attention:	Jason Hannon, Vice President, Legal
Facsimile:	(858) 909-2000

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, CA  92122

Attention:	Michael S. Kagnoff, Esq.
Facsimile:	(858) 450-8499

If to Seller, to:

RSB Spine LLC

2530 Superior Avenue, #703

Cleveland, OH  44114

Attention:	John A. Redmond, President
Facsimile:	(216) 241-2820

with a copy to:

Ulmer & Berne LLP

Bond Court Building

1300 East Ninth Street, Suite 900

Cleveland, OH  44114

Attention:	Michael D. Stovsky, Esq.
Facsimile:	(216) 931-6137

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

9.5 Successors and Assigns.

(a) The rights of either party under this Agreement shall not be assignable prior to the Closing Date without the written consent of the other, which shall not be unreasonably withheld or delayed.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.5 any right, remedy or claim under or by reason of this Agreement.

9.6 Access to Records after Closing Date.  For a period of five (5) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the information, books and records of the SmartPlate Operations which Seller or any of its Affiliates shall retain after the Closing Date.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours and in a manner that does not significantly impair or impede the business operations of Seller.

9.7 Entire Agreement; Amendments.  This Agreement, the Schedules referred to herein, the documents delivered pursuant hereto and the Nondisclosure Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings, oral or written, between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented, except by a written instrument signed by an authorized representative of each of the parties hereto.

9.8 Interpretation.  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

9.9 Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.10   Expenses.  Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection herewith including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

9.11   Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.12   Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

9.13   Further Assurances.

(a) On the Closing Date, Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be necessary to put Buyer in actual possession and control of all the Purchased Assets.

(b) From time to time following the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as otherwise may be necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing Date, (i) to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (ii) to use reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).

9.14   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

9.15   Dispute Resolution.  Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in New York, New York, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules.  The arbitrator shall apply Delaware law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

9.16   Effect of Due Diligence.  The fact that Buyer has conducted a due diligence investigation of the SmartPlate Operations prior to the date hereof shall in no way mitigate or qualify the representations and warranties of Seller set forth herein. Seller acknowledges and agrees that Buyer is relying on Seller’s representations and warranties in executing this Agreement and consummating the transactions contemplated hereby. Any item required to be disclosed on a Schedule to this Agreement may be so disclosed by cross reference to the same item set forth on another Schedule hereto.

9.17   No Third-Party Beneficiaries.  This Agreement is for the sole benefit of Buyer and Seller and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than Buyer and Seller and such permitted successors and assigns, any legal or equitable rights hereunder.

9.18   Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed on the date first above written.

BUYER:
NUVASIVE, INC.

By:	/s/ Alexis V. Lukianov

Name:	Alexis V. Lukianov

Title:	Chairman and Chief Executive Officer

SELLER:
RSB SPINE LLC

By:	/s/ John Redmond

Name:	John Redmond

Title:	Chief Executive Officer

SIGNATURE PAGE TO
ASSET PURCHASE AGREEMENT

EXHIBITS

*  Exhibit A - Form of Assignment and Assumption Agreement

*  Exhibit B - Form of Assignment of Copyrights

*  Exhibit C - Form of Assignment of Patents

*  Exhibit D - Form of Assignment of Trademarks

*  Exhibit E - Form of Bill of Sale

*  Exhibit F - Form of Transition Services Agreement

*  Exhibit G - Form of Member Non-Competition Agreement

*  Exhibit H - Form of Opinion of Heller Ehrman LLP

*  Exhibit I - Form of Opinion of Ulmer & Berne LLP

*   Exhibits have not been filed pursuant to paragraph (b)(2) of Item 601 of Regulation S-K.  NuVasive, Inc. agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

SCHEDULES

* Schedule 2.1(a)(ix) - Transferred Agreements
* Schedule 2.1(a)(xii) - Transferred Rights and Warranties
* Schedule 2.3 - Assumed Liabilities

*             Schedules have not been filed pursuant to paragraph (b)(2) of Item 601 of Regulation S-K.  NuVasive, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule 2.4(b) - Earnout Payments

1.                                       Buyer shall pay to Seller, subject to the terms hereof, annual earnout payments based on Net Sales as follows:

Date of Anniversary of Closing Date	Earnout %
June 3, 2006 to June 3, 2010	8%
June 3, 2011 to June 3, 2013	6%
June 3, 2014 to June 3, 2015	4%
June 3, 2016 to June 3, 2017	2%

The earnout payments set forth above shall be payable on a jurisdiction-by-jurisdiction basis, based on Net Sales in those jurisdictions where Valid Claims exist, and where, but for the sale, conveyance, assignment and transfer of the SmartPlate Intellectual Property from Seller to Buyer pursuant to this Agreement, the making, using or selling of the SmartPlate Products would infringe such Valid Claims.  In those jurisdictions where Valid Claims do not exist, or in the event that third-party licenses are required in order for Buyer to practice any of the SmartPlate Intellectual Property, then the earnout payments to be made hereunder shall be automatically reduced by the lesser of (i) the aggregate amount required to be paid to third parties in order to practice the SmartPlate Intellectual Property and (ii) fifty percent (50%) of the earnout payments set forth above.  Notwithstanding anything to the contrary contained in this Agreement, the reduction in earnout payments described in the immediately preceding sentence shall be Buyer’s sole and exclusive remedy in the event that Buyer is required to obtain third-party licenses in order to practice any of the SmartPlate Intellectual Property.  For purposes of the foregoing, a “Valid Claim” means a claim of any issued, unexpired patent (and not a patent application) that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Body of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and that has not been lost through an interference proceeding or by abandonment.

2.                                       Payment; Report.  Buyer shall pay the earnout payments set forth above within 60 days following each annual anniversary of the Closing Date for Net Sales in the previous twelve (12) month period.  Each earnout payment hereunder shall be accompanied by a statement of the amount of Net Sales during the applicable period and such other information as is necessary to determine the amount of the payments to be made to Seller hereunder.  All earnout payments payable to Seller shall be paid in U.S. Dollars.  Net Sales shall first be calculated in the currency in which the sales were made and then directly converted into U.S. Dollars at the exchange rate reported in the U.S. edition of The Wall Street Journal (or other publication chosen by the parties by mutual written consent from time to time) for the last business day of the period for which such payment is due.

3.                                       Books and Records; Audit.  Buyer shall keep full and accurate books and records of all items necessary to correctly calculate the payments due to Seller hereunder for the latest three calendar years.  Upon the request of Seller, and not more than once in any twelve (12) month period, Buyer shall permit an independent public accounting firm reasonably acceptable to Buyer engaged by Seller to examine such books and records (insofar as they relate to such payments) during normal business hours, on reasonable prior written notice, to audit Buyer’s Net Sales as utilized to calculate the earnout payments due Seller hereunder; provided, however, that such independent accountants shall not disclose Buyer’s confidential information to Seller, except to the extent such disclosure is necessary to verify the amount of payments due hereunder.  If such accounting firm concludes that earnout payments have been underpaid, then, unless Buyer’s independent accounting firm disagrees with such conclusion, Buyer shall pay, within fifteen (15) days of the date that Seller advises Buyer in writing of such unpaid earnout payments, all such unpaid earnout payments.  All expenses relating to such audit shall be borne by Seller, unless such audit discloses an underpayment in excess of five percent (5%) with respect to an earnout calculation, in which case such expenses shall be paid by Buyer.

* Schedule 4.2 - Authorization
* Schedule 4.4 - Condition and Sufficiency of Assets
* Schedule 4.5 - Governmental Permits
* Schedule 4.7(a) - Intellectual Property
* Schedule 4.7(b) - Violations of Licenses, Sublicenses, Agreements
* Schedule 4.7(c) - Limit to Intellectual Property Rights
* Schedule 4.7(d) - Intellectual Property Infringements
* Schedule 4.8(a) - Accounts Receivable
* Schedule 4.8(b) - Inventory
* Schedule 4.9 - Contracts
* Schedule 4.10 - Violations, Litigation, Regulatory Action
* Schedule 4.12 - Customers and Suppliers
* Schedule 4.14 - No Changes
* Schedule 4.15 - Insurance
* Schedule 4.16 - FDA Matters
* Schedule 4.16(d) - FDA Authority
* Schedule 4.17(a) - SmartPlate Products
* Schedule 4.17(b) - SmartPlate Warranties and Claims
* Schedule 4.19 - Capital Expenditures

*             Schedules have not been filed pursuant to paragraph (b)(2) of Item 601 of Regulation S-K.  NuVasive, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.